[EXHIBIT 23.1 -- Consent of Baumann, Raymondo & Company, PA, dated December 9, 2004.]



                                      II-22
                     [Baumann, Raymondo & Company, PA logo]



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: Pegasus Air Group, Inc.
    Form SB-3/A

Gentlemen:

We hereby consent to the incorporation of our report as independent auditors accompanying the audited financial statements of Pegasus Air Group, Inc. as of December 31, 2003, and for the period then ended, issued in connection with the filing of its registration statement being filed under the Securities Act of 1933, under cover of Form SB-3/A. We also consent to the use of our name under the heading "Experts" in the registration statement.

Very truly yours,



/s/Baumann, Raymondo & Company P A
Baumann, Raymondo & Company P A
Certified Public Accountants
Tampa, Florida
December 27, 2004